EXHIBIT 10.10

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 10th day of December, 2004 (the “Effective Date”) by and between INTERSEARCH GROUP, INC., a Florida corporation (the “Company”), and ROBERT HOULT (the “Employee”).

W I T N E S S E T H :

WHEREAS, the Company desires to assure itself of the Employee’s continued employment in an Employee capacity; and

WHEREAS, the Employee desires to be employed by the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1. Employment and Duties. Subject to the terms and conditions of this Agreement, the Company shall employ the Employee during the Term (as hereinafter defined) as the Executive Vice President-Business Development of the Company, in such management capacities as may be assigned, from time to time, by the Company. The Employee accepts such employment and agrees to devote his best efforts and entire business time, skill, labor and attention to the performance of such duties. In addition, the Employee agrees to serve without additional compensation if elected or appointed to any additional office or position, including as a director, of the Company or any subsidiary or affiliate of the Company.

2. Term. Subject to the terms and conditions of this Agreement, including but not limited to the provisions for termination set forth in Section 6 hereof, the employment of the Employee under this Agreement shall commence on the Effective Date and shall continue through and including the close of business on the first annual anniversary date thereof (such term shall herein be defined as the “Term”); provided, however, that this Agreement shall automatically renew for successive one (1) year terms unless and until terminated earlier pursuant to Section 6 hereof or until either party provides the other notice of nonrenewal at least thirty (30) days prior to the expiration of any term

3. Compensation.

a. Base Salary and Bonus. As compensation for the Employee’s services under this Agreement, the Employee shall receive, and the Company shall pay, a base salary of One Hundred Sixty-Five Thousand and No/100 Dollars ($165,000.00) (the “Base Salary”). The Base Salary may be increased, but not decreased, during the Term, in the Board of Directors’ discretion, based upon the Employee’s performance and any other factors the Board of Directors deems relevant. The Base Salary shall be payable in accordance with the policy then prevailing for the Company’s Employees. In addition, the Employee shall be entitled to participate in and receive payments from all other bonus and other incentive compensation plans as may be adopted by the Company on the same basis as other Employee officers of the Company.

b. Payments. All amounts paid pursuant to this Agreement shall be subject to withholding or deduction by reason of the Federal Insurance Contribution Act, Federal income tax, state and local income tax, if any, and comparable laws and regulations.

c. Other Benefits. The Employee shall be reimbursed by the Company for all reasonable and customary travel and other business expenses incurred by the Employee in the performance of the Employee’s duties hereunder in accordance with the Company’s standard policy regarding expense verification practices. The Employee shall be entitled to that number of weeks paid vacation per year that is available to other Employee officers of the Company in accordance with the Company’s standard policy regarding vacations, and shall be eligible to participate in such pension, life insurance, health insurance, disability insurance and other employee benefits plans, if any, which the Company may from time to time make available to its Employee officers generally.

4. Confidential Information.

a. The Employee has acquired and will acquire information and knowledge respecting the intimate and confidential affairs of the Company (for this purpose including all subsidiaries and affiliates, including without limitation confidential information with respect to the Company’s lists of customers (which includes potential customers that have expressed interest in the Company’s products or services, or which the Company has specifically targeted the offer of its products or services), suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, client lists, inventions, object or source code, business methodology, processes, production methods and techniques, promotional materials and information, and any other scientific, technical, trade or business secret or similar matters treated by the Company as confidential or proprietary (the “Confidential Information”). Accordingly, the Employee covenants and agrees that during the Employee’s employment by the Company (whether during the Term hereof or otherwise) and at any time thereafter, the Employee shall not, without the prior written consent of the Company, disclose to any person, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of the Employee’s duties hereunder, any Confidential Information obtained by the Employee while in the employ of the Company.

b. The Employee agrees that all memoranda, notes, records, papers or other documents and all copies thereof relating to the Company’s operations or business, some of which may be prepared by the Employee, and all objects associated therewith in any way obtained by the Employee shall be the Company’s property. This shall include, but is not limited to, documents and objects concerning any customer lists, contracts, price lists, manuals, mailing lists, advertising materials, and all other materials and records of any kind that may be in the Employee’s possession or under the Employee’s control. The Employee shall not, except for the Company’s use, copy or duplicate any of the aforementioned documents or objects (except for the purpose of performing Employee’s duties) nor remove them from the Company’s facilities, nor use any information concerning them except for the

Company’s benefit, either during the Employee’s employment or thereafter. The Employee covenants and agrees that the Employee will deliver all of the aforementioned documents and objects, if any, that may be in the Employee’s possession to the Company upon termination of the Employee’s employment, or at any other time at the Company’s request.

5. Termination.

a. Death. In the event of employee death during the term covered by this Agreement, the Employee’s employment and benefits shall terminate 30 days after death.

b. Disability. If, during the Term, the Employee becomes physically or mentally disabled in accordance with the terms and conditions of any disability insurance policy covering the Employee or, if due to such physical or mental disability, the Employee becomes unable for a period of more than six (6) consecutive months to perform his duties hereunder on substantially a full-time basis as determined by the Company in its sole reasonable discretion, the Company may, at its option, terminate the Employee’s employment hereunder upon the termination of the six (6) month period referenced in this Section 5(b).

c. Termination for Cause. The Company may terminate the Employee’s employment hereunder for Cause effective immediately upon notice. For purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s employment hereunder: (i) if the Employee engages in conduct which has caused, or is reasonably likely to cause, substantial and serious injury to the Company; (ii) if the Employee is convicted of a felony, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction; (iii) for the Employee’s repeated neglect of his duties hereunder or the Employee’s refusal to perform his duties or responsibilities hereunder, as determined by the Company’s Board of Directors in good faith; (iv) for the Employee’s violation of this Agreement or any other Agreement between the Employee and the Company; (v) chronic absenteeism; (vi) use of illegal drugs or addiction to habit forming drugs; (vii) insobriety by the Employee while performing his or her duties hereunder; (viii) any act of dishonesty or falsification of reports, records or information submitted by the Employee to the Company; (ix) Employee’s willful or reckless misconduct that causes (or reasonably threatens to cause) material injury to the Company; and (x) the issuance of an injunction or other judicial relief against the Employee finding that the Employee has caused material injury to the Company and enjoining the Employee from causing further material injury to the Company. Prior to any termination for Cause by the Company of the Employee’s employment hereunder (other than for Cause which is not reasonably curable by the Employee), the Company shall provide the Employee with written notice of its intention so to terminate (the “Termination Notice”). The Termination Notice shall set forth in reasonable detail the grounds for the termination for Cause. The Employee shall have a period of thirty (30) days from the date of the receipt by the Employee of the Termination Notice, to remedy any act or omission of the Employee which constitutes the grounds for Cause hereunder. In the event of a termination of the Employee’s employment pursuant to this Section 5(c), the Company shall pay to the Employee, in lieu of all other amounts and in settlement and complete release of all claims the Employee may have against the Company, an amount equal to two (2) weeks Base Salary.

d. Termination Without Cause. In the event of a termination of the Employee’s employment pursuant to Sections 5(a) or 5(b), prior to the end of the Term, the Company shall pay the Employee, in lieu of all other amounts and in settlement and complete release of all claims the Employee may have against the Company, an amount equal to four (4) weeks Base Salary. If, however, Employee’s employment hereunder is terminated by the Company for any reason other than pursuant to Sections 5(a), 5(b), or 5(c), then the Company shall pay the Employee, in lieu of all other amounts and in settlement and complete release of all claims the Employee may have against the Company, the Severance Benefits.

i. Severance Benefits. The “Severance Benefits” shall include:

(1) Payment of the Base Salary for a period of one (1) year from the date of termination.

(2) Continuation, at the cost of the Company, for a period of one (1) year from the date of termination, of the benefits for which the Employee is eligible and receiving on the date of termination, including, but not limited to, any pension, life insurance, health insurance, disability insurance, and other employee benefit plans, if any, which the Company may from time to time make available to its executive officers generally.

e. Voluntary Termination by the Employee. In the event of a termination of the Employee’s employment by the Employee prior to the end of the Term, all payments to the Employee hereunder shall immediately cease and terminate.

6. “Market Stand-Off” Agreement. The Employee hereby agrees that he shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any shares of stock of the Company then owned by the Employee for (i) up to 180 days following the date of the final prospectus in connection with an initial public offering by the Company and (ii) up to 90 days following the date of the final prospectus in connection with any registration statement of the Company filed under the Securities Act within twenty-four months (24) months of the closing date of an initial public offering by the Company; provided, however, that such agreement shall be applicable only to the registration statements of the Company that cover securities to be sold to the public in an underwritten offering but not to shares held by Employee sold pursuant to such registration statement. In addition, the Employee agrees to execute an agreement, in the lead underwriter’s standard form, reflecting the foregoing at the time of the underwritten offering. The provisions of this Section 7 shall be binding upon any transferee or assignee of any shares of stock owned by the Employee.

7. Inventions and Discoveries.

a. Employee agrees that all inventions and discoveries, whether patentable or unpatentable, which are conceived or made by him/her during his/her employment, either solely or jointly with others, and which relate in any way to the products or business of the Company, shall belong to the Company.

b. Employee agrees that he/she will disclose to the Company in writing any inventions and discoveries covered by this Agreement. Employee further agrees that, without further remuneration, he/she will do any and all of the following acts at the request and expense of the Company:

i. execute any assignments of the Company or its nominee of the entire right, title, and interest in and to any such inventions and discoveries;

ii. execute any other proper instruments or documents necessary or desirable in applying for and obtaining patents on such inventions and discoveries in the United States and foreign countries;

iii. to the extent that Employee fails to so execute such assignments or instruments, he/she hereby appoints the Secretary of the Company as his/her attorney in fact to execute such assignments on such Employee’s behalf; and

iv. to cooperate in the prosecution or defense of any claims, lawsuits, or other proceedings involving such inventions and discoveries.

c. Employee agrees if, in the course of his/her employment, with the Company, he/she incorporates into the Company property an invention owned by Employee or in which he/she has an interest, the Company is granted a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, modify, use and sell Employee’s invention as part of and in connection with the Company property.

8. Works of Authorship.

a. Employee agrees that any works of authorship such as writings, computer programs, and the like which are authored or created by him/her during his/her employment, either solely or jointly with others, and which relate in any way to the business of the Company shall belong to the Company, whether copyrightable or not.

b. Employee further agrees that without further remuneration, he/she will do any and all of the following acts at the request and expense of the Company:

i. execute any assignment to the Company or its nominee of the entire right, title, and interest in and to any such works of authorship;

ii. execute any other proper instruments or documents necessary or desirable in applying for and obtaining registration of copyrights on such works of authorship in Canada and foreign countries, including renewal papers when appropriate; and

iii. cooperate in the prosecution or defense of any claims, lawsuits, or other proceedings involving such works or authorship.

iv. Employee hereby waives his/her right to enforce any moral or author’s right which Employee may have in such works of authorship.

9. Notice. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when hand-delivered, sent by telecopier, facsimile transmission or other electronic means of transmitting written documents (as long as receipt is acknowledged) or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee, to the address set forth on the signature page

If to the Company:	4307 Bay Club Circle
Tampa, FL 33607
Attn: Frank J. McPartland

With a copy to:	Foley & Lardner LLP
100 North Tampa Street
Suite 2700
Tampa, Florida 33602
Attn: Martin A. Traber

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon receipt.

10. Miscellaneous. No provision of this Agreement may be modified or waived unless such waiver or modification is agreed to in writing signed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto shall be deemed a waiver of any similar or dissimilar term or condition at the same or at any prior or subsequent time. This Agreement is the entire agreement between the parties hereto with respect to the Employee’s employment by the Company and there are no agreements or representations, oral or otherwise, expressed or implied, with respect to or related to the employment of the Employee which are not set forth in this Agreement. Any prior agreement relating to the Employee’s employment with the Company is hereby superceded and void, and is no longer in effect. This Agreement shall be binding upon and inure to the benefit of the Company, its respective successors and assigns, and the Employee and his heirs, executors, administrators and legal representatives. Except as expressly set forth herein, no party shall assign any of his or its rights under this Agreement without the prior written consent of the other party and any attempted assignment without such prior written consent shall be null and void and without legal effect. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreement shall be construed with the invalid or inoperative provision deleted and the rights and obligations of the parties shall be construed and enforced accordingly. The validity, construction, enforcement, and interpretation of this Agreement are governed by the laws of the State of Florida and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions. Each party to this Agreement (a) consents to the personal jurisdiction of the state and federal courts having jurisdiction in Hillsborough County, Florida, (b) stipulates that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Agreement is Hillsborough County, Florida, for state court proceedings, and the Middle District of Florida, Tampa

Division, for federal district court proceedings, and (c) waives any defense, whether asserted by a motion or pleading, that Hillsborough County, Florida, or the Middle District of Florida, Tampa Division, is an improper or inconvenient venue. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute but one and the same instrument. This Agreement has been jointly drafted by the respective representatives of the parties and no party shall be considered as being responsible for such drafting for the purpose of applying any rule constituting ambiguities against the drafter or otherwise.

EACH PARTY TO THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT TO A JURY TRIAL IN ANY LAWSUIT BETWEEN THE PARTY AND ANY OTHER PARTY WITH RESPECT TO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

INTERSEARCH GROUP, INC., a Florida corporation

By:	/s/ Frank J. McPartland
Frank. J. McPartland
Chief Executive Officer

EMPLOYEE:

/s/ Robert Hoult
Robert Hoult

Address of Employee:
P.O. Box 1317
Alamo, CA 94507